ADMINISTRATION, ACCOUNTING AND INVESTOR SERVICES AGREEMENT

      THIS AGREEMENT is made as of _____________, 2000 by and between SAWGRASS FUND, L.L.C., a Delaware limited liability company, (the "Company"), and PFPC INC., a Delaware corporation ("PFPC"), which is an indirect subsidiary of PNC Bank Corp.

                              W I T N E S S E T H :

      WHEREAS, the Company is registered as a closed-end, non-diversified management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

      WHEREAS, the Company wishes to retain PFPC to provide certain administration and accounting services and PFPC wishes to furnish such services.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby the parties hereto agree as follows:

      1.    DEFINITIONS, AS USED IN THIS AGREEMENT:

            (a) "1933 Act" means the Securities Act of 1933, as amended.

            (b) "1934 Act" means the Securities Exchange Act of 1934, as amended.

            (c) "Authorized Person" means any officer of the Company and any other person duly authorized by the Company's Board of Managers to give Oral Instructions and Written Instructions on behalf of the Company and listed on the Authorized Persons Appendix attached

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hereto and made a part hereof or any amendment thereto as may be received by
PFPC. An Authorized Person's scope of authority may be limited by the Company by setting forth such limitation in the Authorized Persons Appendix.

            (d) "CEA" means the Commodities Exchange Act, as amended.

            (e) "Board of Managers" and "Members" shall have the same meanings as set forth in the Company's Limited Liability Agreement.

            (f) "Oral Instructions" mean oral instructions received by PFPC from an Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person.

            (g) "SEC" means the Securities and Exchange Commission.

            (h) "Securities Laws" means the 1933 Act, the 1934 Act, the 1940 Act and the CEA.

            (i) "Written Instructions" mean written instructions signed by an Authorized Person and received by PFPC. The instructions may be delivered by hand, mail, tested telegram, cable, telex or facsimile sending device.

      2. APPOINTMENT. The Company hereby appoints PFPC to provide administration, accounting and investor services, in accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish such services.

      3. DELIVERY OF DOCUMENTS. The Company has provided or, where applicable, will provide PFPC with the following:

            (a) certified or authenticated copies of the resolutions of the Company's Board of Managers, approving the appointment of PFPC or its affiliates to provide services and approving this Agreement;

            (b) a copy of the Company's most recent effective registration statement;

            (c)   a copy of the limited liability company agreement;

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            (d)   a copy of the investment advisory agreement (pursuant to which
                  CIBC Oppenheimer Advisers, L.L.C., as Investment Adviser, provides investment advice to the Company);

            (e) a copy of any distribution agreement with respect to the Company;

            (f)   a copy of any additional administration agreements;

            (g)   a copy of any other investor servicing agreement; and

            (h) copies (certified or authenticated, where applicable) of any and all amendments or supplements to the foregoing.

      4. COMPLIANCE WITH RULES AND REGULATIONS. PFPC undertakes to comply with all applicable requirements of the Securities Laws, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC hereunder. Except as specifically set forth herein, PFPC assumes no responsibility for such compliance by the Company.

      5. INSTRUCTIONS.

            (a) Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions and Written Instructions including standing Written Instructions related to ongoing instructions received electronically.

            (b) PFPC shall be entitled to rely upon any Oral and Written Instructions it receives from an Authorized Person (or from a person reasonably believed by PFPC to be an Authorized Person) pursuant to this Agreement. PFPC may assume that any Oral or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the

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Company's Board of Managers or of the Company's Members, unless and until PFPC receives Written Instructions to the contrary.

            (c) The Company agrees to forward to PFPC Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by PFPC or its affiliates) and shall endeavor to ensure that PFPC receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions. Where Oral Instructions or Written Instructions reasonably appear to have been received from an Authorized Person, PFPC shall incur no liability to the Company in acting upon such Oral or Written Instructions provided that PFPC's actions comply with the other provisions of this Agreement.

      6. RIGHT TO RECEIVE ADVICE.

            (a) Advice of the Company. If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, including Oral Instructions or Written Instructions, from the Company.

            (b) Advice of Counsel. If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC may request advice at its own cost from such counsel of its own choosing.

            (c) Conflicting Advice. In the event of a conflict between directions, advice or Oral Instructions or Written Instructions PFPC receives from the Company and the advice PFPC receives from counsel, PFPC may rely upon and follow the advice of counsel. PFPC shall

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promptly inform the Company of such conflict and PFPC shall refrain from acting in the event of a conflict unless counsel advises PFPC that a failure to take action is likely to result in additional loss, liability or expense. In the event PFPC relies on the advice of counsel, PFPC remains liable for any action or omission on the part of PFPC which constitutes willful misfeasance, bad faith, gross negligence or reckless disregard by PFPC of any duties, obligations or responsibilities set forth in this Agreement.

            (d) Protection of PFPC. PFPC shall be protected in any action it takes or does not take in reliance upon directions, advice or Oral Instructions or Written Instructions it receives from the Company or (to the extent permitted under clause (c) above) from counsel and which PFPC believes, in good faith, to be consistent with those directions, advice and Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon PFPC (i) to seek such directions, advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions, advice or Oral Instructions or Written Instructions unless, under the terms of other provisions of this Agreement, the same is a condition of PFPC's properly taking or not taking such action. Nothing in this subsection shall excuse PFPC when an action or omission on the part of PFPC constitutes willful misfeasance, bad faith, gross negligence or reckless disregard by PFPC of any duties, obligations or responsibilities set forth in this Agreement.

      7. RECORDS; VISITS.

            (a) The books and records pertaining to the Company which are in the possession or under the control of PFPC shall be the property of the Company. Such books and records

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shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. The Company and Authorized Persons shall have access to such books and records at all times during PFPC's normal business hours. Upon the reasonable request of the Company, copies of any such books and records shall be provided by PFPC to the Company or to an Authorized Person, at the Company's expense.

            (b) PFPC shall keep the following records:

                     (i) all books and records with respect to the Company's books of account;
                    (ii)  records of the Company's securities transactions;
                          and
                   (iii) all other books and records as the Company is required to maintain pursuant to Rule 31a-1 of the 1940 Act in connection with the services provided by PFPC hereunder.

      8. CONFIDENTIALITY. PFPC agrees to keep confidential all records of the Company and information relating to the Company and its Members, unless the release of such records or information is otherwise consented to, in writing, by the Company. The Company agrees that such consent shall not be unreasonably withheld and may not be withheld where PFPC may be exposed to civil or criminal contempt proceedings or when required to divulge such information or records to duly constituted authorities.

      9. LIAISON WITH ACCOUNTANTS. PFPC shall act as liaison with the Company's independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules. PFPC shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such auditors and accountants in a timely fashion for the expression of their opinion, as required by the

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Company.

      10. DISASTER RECOVERY. PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PFPC shall, at no additional expense to the Company, take reasonable steps to minimize service interruptions. PFPC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PFPC's own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties or obligations under this Agreement.

      11. YEAR 2000 READINESS DISCLOSURE. PFPC (a) has reviewed its business and operations as they relate to the services provided hereunder, (b) has developed or is developing a program to remediate or replace computer applications and systems, and (c) has developed a testing plan to test the remediation or replacement of computer applications/systems, in each case, to address on a timely basis the risk that certain computer applications/systems used by PFPC may be unable to recognize and perform properly date sensitive functions involving dates prior to, including and after December 31, 1999, including dates such as February 29, 2000 (the "Year 2000 Challenge"). To the best of PFPC's knowledge and belief, the reasonably foreseeable consequences of the Year 2000 Challenge will not adversely effect PFPC's ability to perform its duties and obligations under this Agreement.

      12. COMPENSATION. As compensation for services rendered by PFPC during the term of this Agreement, the Company will pay to PFPC a fee or fees as may be agreed to in writing by

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the Company and PFPC.

      13. INDEMNIFICATION. The Company agrees to indemnify and hold harmless PFPC and its affiliates from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under the Securities Laws and any state or foreign securities and blue sky laws, and amendments thereto), and expenses, including (without limitation) reasonable attorneys' fees and disbursements arising directly or indirectly from any action or omission to act which PFPC takes (i) at the request or on the direction of or in reliance on the advice of the Company or (ii) upon Oral Instructions or Written Instructions; Provided, however, neither PFPC, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) arising out of PFPC's or its affiliates own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement.

      14. RESPONSIBILITY OF PFPC.

            (a) PFPC shall be under no duty to take any action on behalf of the Company except as necessary to fulfill its duties and obligations as specifically set forth herein or as may be specifically agreed to by PFPC in writing. PFPC shall be obligated to exercise care and diligence in the performance of its duties hereunder, to act in good faith and to use its best efforts, within reasonable limits, in performing services provided for under this Agreement. PFPC shall be liable for any damages arising out of PFPC's failure to perform its duties under this Agreement to the extent such damages arise out of PFPC's willful misfeasance, bad faith, gross negligence or reckless disregard of such duties.

            (b) Without limiting the generality of the foregoing or of any other provision of

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this Agreement, (i) PFPC shall not be liable for losses beyond its control, provided that PFPC has acted in accordance with the standard of care set forth above; and (ii) PFPC shall not be liable for (A) the validity or invalidity or authority or lack thereof of any Oral Instruction or Written Instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, and which PFPC reasonably believes to be genuine; or (B) subject to
Section 10, delays or errors or loss of data occurring by reason of circumstances beyond PFPC's control, including acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

            (c) Notwithstanding anything in this Agreement to the contrary, neither PFPC nor its affiliates shall be liable to the Company for any consequential, special or indirect losses or damages which the Company or any Portfolio may incur or suffer by or as a consequence of PFPC's or any affiliates' performance of the services provided hereunder, whether or not the likelihood of such losses or damages was known by PFPC or its affiliates.

      15. DESCRIPTION OF ACCOUNTING SERVICES ON A CONTINUOUS BASIS. PFPC will perform the following accounting services:

            (i)   Journalize investment, income and expense activities;

            (ii) Verify investment buy/sell trade tickets when received from the investment adviser for a Portfolio in accordance with PFPC's written procedures;

            (iii) Maintain individual ledgers for investment securities;

            (iv)  Maintain historical tax lots for each security;

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            (v)   Record and reconcile corporate action activity and all other capital changes with the Company's Adviser;

            (vi) Reconcile cash and investment balances of the Company with the Custodian, and provide the Adviser with the beginning cash balance available for investment purposes;

            (vii) Update the cash availability throughout the day as required by the Adviser, the Portfolio Manager or the custodian (as necessary) including details of cash movements related to securities and payment of Company expenses;

            (viii) Calculate contractual expenses (e.g., advisory and custody fees) in accordance with the Company's Confidential
                  Memorandum;

            (ix) Prepare quarterly the Statement of Assets and Liabilities, the Statement of Operations, Statement of Changes in Partner's Capital, and the Statement of Changes in Net Assets, Listing of Investment and Quarterly Reports, as required for reporting to the Members of the Board;

            (x) Maintain detailed line item expense budget for the Company and notify an officer of the Company of any proposed adjustments;

            (xi) Control all disbursements and authorize such disbursements from the Company's account at PNC Bank, Delaware upon Written Instructions;

            (xii) Calculate capital gains and losses;

            (xiii) Determine net income;

            (xiv) Determine applicable foreign exchange gains and losses on payables and receivables;

            (xv) Interface with global custodian to monitor collection of tax reclaims;

            (xvi) Calculate daily asset coverage ratio;

            (xvii) Obtain daily security market quotes from independent

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                    pricing services approved by the Adviser, or if such quotes are unavailable, then obtain such prices from the Adviser, and in either case calculate the market value of and the appreciation/depreciation on the Company's Investments;

            (xviii) Transmit or otherwise send a copy of the daily portfolio valuation to the Adviser;

            (xix) Compute net asset value with frequency to conform to the terms of the Company;

            (xx) Research portfolio accounting tax treatment for unique security types; and

            (xxi) As appropriate, compute yields, total return, expense ratios, portfolio turnover rate, and, if required, portfolio average dollar-weighted maturity in accordance with applicable regulations.

            (xxii) Assist with the annual audit of the Company's financial statements; and

            (xxiii) Such other services as the parties agree in writing.

      16. DESCRIPTION OF ADMINISTRATION SERVICES ON A CONTINUOUS BASIS. PFPC will perform the following administration services:

            (i) Prepare quarterly broker security transactions summaries including principal and agency transactions and related commissions;

            (ii)    Prepare monthly security transaction listings;

            (iii) Supply various normal and customary portfolio and Company statistical data as requested on an ongoing basis;

            (iv) Provide to the extent contained in accounting records materials required for board reporting as may be requested from time to time;

            (v) Prepare for execution and file the Company's Federal Form 1065 and state tax returns;

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            (vi)    Prepare and file the Company's Annual and Semi-Annual
                    Reports with the SEC on Form N-SAR via EDGAR;

            (vii) Prepare and coordinate printing of and filing with the SEC via EDGAR the Company's annual and semi-annual reports;

            (viii) Transmit or otherwise send, to the extent practicable and feasible, requested detailed information related to the Members, including admission details, income, capital gains and losses, and performance detail;

            (ix)    Mail Company offering materials to prospective investors;
                    and

            (x) Mail quarterly reports of the Adviser and Semi-Annual Financial Statements to investors as well as any other necessary correspondence;

            (xi) Copy the Board of Managers on routine correspondence sent to Members;

            (xii) Coordinate contractual relationships and communications between the Company and its contractual service providers; and

            (xiii) Maintain certain bank accounts of the Company for authorized purposes.

      17. DESCRIPTION OF INVESTOR SERVICES ON A CONTINUOUS BASIS. PFPC will perform the following functions:

            (i) Maintain the register of Members of the Company and enter on such register all issues, transfers and repurchases of interests in the Company;

            (ii) Arrange for the calculation of the issue and repurchase prices of interests in the Company in accordance with the limited liability company agreement and private offering memorandum; and

            (iii) Allocate income, expenses, gains and losses to individual Members' capital accounts in accordance with applicable tax laws and with the private offering memorandum;

            (iv)    Calculate the Incentive Allocation in accordance with the

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                    Confidential Memorandum and reallocate corresponding amounts from the applicable Members' accounts to the Special
                    Advisory Account;

            (v) Mail to Members annual Form K-1's in accordance with applicable tax regulations;

            (vi) Mail tender offers to Members for purposes of executing repurchases;

            (vii) Retain in a safe place Share Registers and transfer forms for a period of at least six years from the time of execution;

            (viii)  Maintain and tabulate information regarding Company votes;

            (ix) Transmit to the Board of Managers the investor data for inclusion in monthly investor brokerage statements, as agreed upon by the Company and PFPC;

            (x) Mail, as applicable, quarterly reports of the Portfolio Manager as requested by the Board of Managers to investors, as well as any other correspondence requested by the Board of Managers;

            (xi) Transmit or otherwise send, to the extent practical and feasible, requested detailed information related to the Members, including admission details, income, capital gains and losses, and performance detail; and

            (xii) Mail Company offering materials to prospective investors in accordance with instructions from an Authorized Person.

      18. DURATION AND TERMINATION. This Agreement shall continue until terminated by either party on sixty (60) days' prior written notice to the other party.

      19. NOTICES. All notices and other communications, including Written Instructions, shall be in writing or by confirming telegram, cable, telex or facsimile sending device. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to

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have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered. Notices shall be addressed (a) if to PFPC, at 400 Bellevue Parkway, Wilmington, Delaware 19809; Attn: Rene Paradis (b) if to the Company, at c/o CIBC World Markets Corp., One World Financial Center, 200 Liberty Street, 31st Floor, New York, NY 10281, Attn: Howard M. Singer; or (c) if to neither of the foregoing, at such other address as shall have been provided by like notice to the sender of any such notice or other communication by the other party.

      20. AMENDMENTS. This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

      21. DELEGATION; ASSIGNMENT. This Agreement and the rights and duties of the parties herein may not be assigned; provided, however, that PFPC may assign its rights and delegate its duties hereunder, at no additional cost to the Company, to any affiliate of or any majority-owned direct or indirect subsidiary of PFPC or PNC Bank Corp., provided that (i) PFPC gives the Company sixty (60) days' prior written notice of such assignment or delegation; (ii) the assignee or delegate agrees to comply with all relevant provisions of the Securities Laws; and (iii) PFPC and such assignee or delegate promptly provide such information as the Company may request, and respond to such questions as the Company may ask, relative to the assignment or delegation, (including, without limitation) the capabilities of the assignee or delegate. Except as stated above, this Agreement may not be assigned or delegated by any party without the written consent

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of each party.

      22. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      23. FURTHER ACTIONS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

      24. MISCELLANEOUS.

            (a) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties and Oral Instructions.

            (b) Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

            (c) Governing Law. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

            (d) Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

            (e) Successors and Assigns. This Agreement shall be binding upon and shall

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inure to the benefit of the parties hereto and their respective successors and permitted assigns.

            (f) Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.


                                    PFPC INC.

                                    By:_____________________________

                                    Title: _________________________


                                    SAWGRASS FUND, L.L.C.

                                    By:_____________________________

                                    Title: _________________________

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                          AUTHORIZED PERSONS APPENDIX

NAME (Type)                               SIGNATURE

________________________________          ______________________________________


________________________________          ______________________________________


________________________________          ______________________________________


________________________________          ______________________________________


________________________________          ______________________________________


________________________________          ______________________________________


________________________________          ______________________________________


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